Exhibit 10.2

MONTPELIER RE HOLDINGS LTD

2007 LONG-TERM INCENTIVE PLAN

AMENDMENT NO. 2

This Amendment No. 2 (this “Amendment”) to the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan, dated May 23, 2007 and amended August 1, 2010 (the “2007 Plan”), sponsored by Montpelier Re Holdings Ltd., a company organized under the laws of Bermuda (the “Company”), shall become effective as of this 30th day of March 2015.

SECTION 1.  Definitions.  Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings assigned to them in the Plan.

SECTION 2.  Amendment.  Section 9(j) of the 2007 Plan is replaced in its entirety with the following:

“Constructive Termination” shall mean a termination of a Participant’s employment with the Company or a subsidiary at the initiative of the Participant that the Participant declares by prior written notice delivered to the Secretary of the Company to be a Constructive Termination by the Company or subsidiary and which follows (i) a material decrease in a Participant’s annual rate of base salary or total direct target compensation opportunity (base salary plus target annual incentive compensation plus target long-term incentive compensation), (ii) a material diminution in the authority, duties or responsibilities of his or her position with the result that the Participant makes a determination in good faith that he or she cannot continue to carry out his or her job in substantially the same manner as it was intended to be carried out immediately before such diminution or (iii) a relocation of such Participant’s principal place of employment by more than fifty miles from the location at which such Participant is then principally employed (or in the case of a Participant located in Bermuda, a relocation of such Participant’s place of employment from Bermuda), in each case, without the consent of the Participant. Notwithstanding anything herein to the contrary, Constructive Termination shall not occur within the meaning of this paragraph unless, within 120 days of the event constituting Constructive Termination, the Participant has given to the Company or subsidiary, as the case may be, a notice of intent to terminate employment due to a Constructive Termination and the Company or subsidiary, as the case may be, has been given an opportunity (and has failed) over a 30 day period to cure the circumstances constituting Constructive Termination.

SECTION 3.  Effect of this Amendment.  Except as specifically set forth in this Amendment, this Amendment shall have no effect on any of the Company’s rights or obligations under the Plan or any Award granted thereunder.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, effective as of March 30, 2015.

MONTPELIER RE HOLDINGS LTD.

By
/s/ CHRISTOPHER L. HARRIS
Name: Christopher L. Harris
Title: President and CEO